Exhibit 10.4

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

between

BRISTOL-MYERS SQUIBB COMPANY,

and

SYNERGY PHARMACEUTICALS, INC.

Dated as of August 17, 2012

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

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ARTICLEVI Representations and Warranties of Purchaser	17

SECTION6.01 Authority	17
SECTION6.02. No Conflicts; Consents	17
SECTION6.03 Actions and Proceedings	18
SECTION6.04 Availability of Funds	18
SECTION 6.05 No Knowledge of Misrepresentation or Omission	18

ARTICLEVII Covenants of Purchaser	18

SECTION7.01. Confidentiality	18
SECTION7.02. No Additional Representations	19
SECTION 7.03. No Use of Certain Names; Transitional License	19
SECTION7.04. Windfall Profit Sharing	19
SECTION7.05. Advice to Seller	20
SECTION7.06. Acknowledgement of Assignment	20

ARTICLEVIII Mutual Covenants	20

SECTION8.01. Consents	20
SECTION8.02. Cooperation	20
SECTION8.03.Publicity	21
SECTION8.04 Bulk Transfer Laws	21
SECTION 8.05. Transfer Taxes; Purchase Price Allocation; Entitlement to Tax Refunds and Credits; Proration of Non-Income Taxes	21
SECTION 8.06. Recordation of Transfer of Intellectual Property	22
SECTION8.07. Retention of Certain Records	22

ARTICLE IX Indemnification	22

SECTION9.01. Indemnification by Seller	22
SECTION9.02. Indemnification by Purchaser	22
SECTION9.03. Limitations on Liability; Cooperation	22
SECTION9.04. Losses Net of Insurance, etc.	23
SECTION9.05. Termination of Indemnification	23
SECTION 9.06. Procedures Relating to Indemnification for Third Party Claims	24
SECTION 9.07. Procedures Related to Indemnification for Other Claims	24
SECTION 9.08. Tax Treatment of Indemnification Payments	24

ARTICLEX Termination	25

SECTION10.01. Termination	25
SECTION10.02. Return of Confidential Information	25
SECTION10.03. Consequences of Termination	25

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ASSET PURCHASE AGREEMENT dated as of August 17, 2012, between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“Seller”), and SYNERGY PHARMACEUTICALS, INC., a Delaware corporation (“Purchaser”).

Seller desires to sell, and Purchaser desires to purchase, that certain business of Seller and the Selling Affiliates as conducted on the date hereof consisting of the research, development, product design and related activities of Seller and the Selling Affiliates to the extent related solely to the Product (the “Business”).

Certain capitalized terms used in this Agreement are defined in Section 11.07(b). Section 11.07(c) identifies other Sections of this Agreement in which capitalized terms used in this Agreement are defined.

Accordingly, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Acquired Assets

SECTION 1.01. Purchase and Sale. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause the Selling Affiliates to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller and the Selling Affiliates all the right, title and interest of . Seller and the Selling Affiliates in, to and under the Acquired Assets, for (a) a purchase price (the “Purchase Price”) equal to the aggregate amount of (i) One Million Dollars ($1,000,000.00) (the “Base Purchase Price”), payable as set forth in Article II, (ii) the Milestone Consideration, payable in accordance with Section 1.02 and (iii) the Royalty Payments, payable in accordance with Sections 1.03 and 1.04, and (b) the assumption by Purchaser of the Assumed Liabilities. The purchase and sale of the Acquired Assets and the assumption by Purchaser of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition”.

(b)                             Within three (3) business days following receipt by Purchaser from Seller or the Selling Affiliates of the FV-100 active pharmaceutical ingredient and the related invoice, Purchaser shall pay to Seller by wire transfer to the bank account designated in writing by Seller pursuant to Section 2.01(b)(i) in United States Dollars immediately available funds the lesser of (i) amount of such invoice and (ii) Four Hundred Thousand Dollars ($400,000.00).

SECTION 1.02. Milestone Consideration.

(a)                             Milestones. Within five (5) business days after the occurrence of each of the milestone events set forth in the table in this Section 1.02(a) (each a “Milestone Event” and collectively the “Milestone Events”) with respect to FV-100 (the valyl ester pro-drug of Cfl743, a bicyclic nucleoside analogue) (the “Product”), Purchaser shall pay to Seller by wire transfer of immediately available funds the applicable milestone amount set forth opposite each such Milestone Event (each milestone amount with respect to any Milestone Event being hereinafter referred to as a “Milestone Payment”). The milestone amounts are as follows:

Milestone Event	Milestone Fee

Marketing Approval	$	[*]
Upon aggregate Net Sales of the Product being equal to or greater than $125 million	$	[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

In no event shall any Milestone Payment be refundable or returnable, or shall it be creditable against any Royalty Payments or any other payments which are or become due and payable by Purchaser to Seller under this Agreement or any of the Other Transaction Documents.

For the avoidance of doubt, in accordance with the foregoing, the maximum total Milestone Payments payable by Purchaser to Seller under this Section 1.02 would be [*] ($[*]).

(b)                             Achievement of Milestones. From and after the Closing Date and until the earliest of (i) payment, in full, by Purchaser of all Milestone Payments as required by this Agreement, (ii) Purchaser’s determination using commercially reasonable standards consistent with the exercise of prudent scientific and business judgment and consistent with those standards used by Purchaser for its other therapeutic products at a similar stage of development and with similar commercial potential, to terminate the development of the Product before the corresponding Milestone Event has occurred, in which event Purchaser shall provide notice to Seller within fifteen (15) days after any such determination, and (iii) the tenth (10th) anniversary of the Closing Date, Purchaser shall use its commercially reasonable and diligent efforts (as defined in Section 11.07(b)) to achieve each of the Milestone Events.

(c)                              Access to Information. Within fifteen (15) days after the end of each six (6) month period following the Closing Date, and ending, with respect to any Milestone Event, on the earliest of (i) the date upon which the applicable Milestone Payment has been made, (ii) termination of the development or marketing program relating to such Milestone Event in compliance with Section 1.02(b)(ii), and (iii) except as provided in the parenthetical at the end of this sentence, the tenth (10th) anniversary of the Closing Date, Purchaser shall with respect to the Product furnish Seller with a reasonably detailed written report of its activity and progress toward achievement of the Milestone Events during the previous six month period (it being understood that in the event the reporting obligation under this subsection (c) terminates pursuant to clause (iii)” of this sentence, the report for the final six months of the ten year period following the Closing Date shall be provided within fifteen (15) days after the tenth (10th) anniversary of the Closing Date). Purchaser shall keep data and records concerning the activity and progress related to the Product, including, as applicable, the research and development activities, preclinical studies, clinical trials and regulatory filings and approvals related thereto in reasonably sufficient detail to verify Purchaser’s compliance with this Section 1.02. Subject to confidentiality arrangements reasonably satisfactory to Purchaser and reasonable notice, Seller shall have the right to inspect, during normal business hours, such data and records not more than four (4) times in any twelve (12) calendar month period insofar as they relate to Purchaser’s compliance with this Section 1.02 or the achievement of the Milestone Events.

(d) Disputes. Purchaser and Seller shall attempt in good faith to resolve any dispute as to whether a Milestone Event has occurred. If the parties do not reach agreement with respect to any such dispute within thirty (30) days after notice is given by Seller to Purchaser of its belief that a Milestone Event has occurred, the matter shall be referred for arbitration to a disinterested individual who has appropriate scientific, technical and regulatory expertise (as relevant) to resolve any disputes referred to him or her under this Agreement (a “Scientific Expert”) who is mutually agreed to by Purchaser and Seller; provided that such Scientific Expert shall not be or have been at any time within the previous five (5) years an Affiliate, employee, consultant, officer or director of Purchaser or Seller or any of their respective Affiliates. If Purchaser and Seller cannot agree on a mutually acceptable Scientific Expert within thirty (30) calendar days after either party has determined that the parties cannot reach agreement with respect to a dispute, then within five (5) Business Days after the expiration of such thirty calendar day period, each of Purchaser and Seller shall appoint one Scientific Expert who shall jointly select a third Scientific Expert within five (5) Business Days after the last to occur of their respective

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

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appointments to arbitrate the referred matter. The Scientific Expert mutually agreed by the parties or, if the parties cannot agree, the third Scientific Expert’ selected by the party-appointed Scientific Experts is referred to as the “Selected Scientific Expert”. Purchaser and Seller shall instruct the Selected Scientific Expert to determine, as promptly as practicable but in no event later than thirty (30) days after such person’s appointment (the “Determination Period”) whether the disputed Milestone Event has occurred. The Selected Scientific Expert’s determination shall be made based on the submission of documents by the parties unless the Selected Scientific Expert determines-that an oral hearing is necessary. The Selected Scientific Expert shall determine that which shall be conclusively deemed to be fair and appropriate deadlines within the Determination Period for submitting documents and dates, if any, of oral hearings. Each of Purchaser and Seller shall pay its own expenses of arbitration, and the fees, costs and expenses of the Selected Scientific Expert shall be equally shared between Purchaser and Seller. Any decision rendered by the Selected Scientific Expert shall be final and binding upon the parties. All proceedings conducted by the Selected Scientific Expert shall take place in New York, New York.

SECTION 1.03. Royalty Payments. Pursuant to Section 1.01(a)(iii), during the Royalty Term, royalty payments (the “Royalty Payments”) shall be payable by Purchaser to Seller in accordance with this Section 1.03.

(a)                                      Royalty Rates. Purchaser shall pay to Seller Royalty Payments of (i) [*] percent ([*]%) of annual worldwide Net Sales of the Product made directly by Purchaser or its Affiliates and (ii) [*] percent ([*]%) of annual worldwide Net Sales of the Product made directly or indirectly by Purchaser’s Sublicensees.

(b)                        Royalty Term. The Royalty Payments shall be payable during the period commencing on the date of the First Commercial Sale of the Product in a country until the expiration of the last to expire Valid Claim of a Transferred Patent or any other patent issued after the date hereof covering the use or sale of the applicable Product in such country (the “Product Patent Rights”) (such period being the “Royalty Term” for the Product in such country).

(c)                         Intercompany Sales. No Royalty Payments shall be due upon the sale or other transfer of the Product among Purchaser, its Affiliates or Sublicensees, but in such cases the Royalty Payments shall be calculated and payable in accordance with this Section 1.03 upon Purchaser’s or its Affiliate’s Net Sales of the Product to the first independent Third Party and upon sales of the Product to an independent Third Party by any Sublicensee of Purchaser.

SECTION 1.04. Royalty Records, Reporting and Payments.

(a) Royalty Report and Payment. During the Royalty Term, within sixty (60) days after the end of each Calendar Quarter, Purchaser shall pay to Seller the Royalty Payments payable for such Calendar Quarter and provide a royalty report showing, on a country-by-country basis:

(i)                                      the Net Sales of the Product sold by Purchaser and any sale of the Product made by its Sublicensees and their respective Affiliates during such Calendar Quarter reporting period;

(ii)                                  the Royalty Payments in Dollars which shall have accrued hereunder with respect to any sales of the Product;

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

(iii)                               withholding taxes, if any, required by applicable Law to be deducted with respect to such

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Royalty Payments; and

(iv)                              the rate of exchange, if applicable, used by Purchaser in determining the amount of Dollars payable hereunder.

If no Royalty Payment is due for any period during the Royalty Term, Purchaser shall so report. Purchaser shall keep, and shall require its Sublicensees and their respective Affiliates to keep (all in accordance with GAAP, consistently applied), complete and accurate records in sufficient detail to properly reflect the sales of the Product and each of the deductions to be applied to such sales in the calculation of Net Sales, and to enable the royalties payable hereunder to be determined.

(b) Manner of Payment And Exchange Rate. All payments to be made by Purchaser to Seller under Section 1.03 and this Section 1.04 shall be made in Dollars and shall be paid by electronic transfer in immediately available funds to such bank account in the United States designated in writing by Seller. In the case of sales of the Product outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in Dollars payable shall be the rate of exchange used by Purchaser for its own financial reporting purposes in connection with its other products, which shall be consistent with GAAP. Upon request by Seller, Purchaser shall inform Seller regarding Purchaser’s then-current currency exchange policy.

(c)                         Tax Withholding. Seller shall be liable for any and all taxes, duties and other levies applied by a government of any country of the Territory on payments made by Purchaser to Seller under Section 1.03 and this Section 1.04. In the event that any Royalty Payment or other payments due to Seller are subject to withholding tax required by Applicable Law to be paid to the taxing authority of any foreign country, Purchaser may deduct the amount of such tax paid from the applicable royalties or other payment otherwise payable to Seller. In such event, Purchaser shall, on a timely basis, notify Seller of such obligation, pay the taxes to the proper taxing authority and send evidence of the obligation together with proof of payment thereof to Seller following that payment. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any relevant agreement or treaty or convention which is in effect.

(d)                        Interest Due. Without limiting any other rights or remedies available to Seller, Purchaser shall pay Seller interest on any payments that are not paid on or before the date such payments are due under Section 1.03 and this Section 1.04 at a rate of one-and-one-half-percent (1.5%) per month or the maximum applicable legal rate,, if less, calculated on the total number of days payment is delinquent.

(e)                         Sales Record Audit. Purchaser shall keep, and shall cause each of its Affiliates and Sublicensees, if any, to keep, full and accurate books of accounting in accordance with GAAP containing all particulars that may be necessary for the purpose of calculating all Royalty Payments payable to Seller. Such books of accounting (including, without limitation, those of Purchaser’s Affiliates and Sublicensees, if any) shall be kept at their principal place of business and, with all necessary supporting data, for the period of three (3) years following the end of the Calendar Year to which each shall pertain, and shall be open for inspection on an annual basis by an independent certified accountant selected by Seller, at its expense, for the purpose of verifying royalty statements for compliance with Section 1.03 and this Section 1.04. Such accountant must have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to Seller such compliance or noncompliance by Purchaser. Seller shall pay for such inspections, except that in the event such accountant correctly determines that there is any upward adjustment in aggregate royalties payable for the Calendar Quarter period of such inspection of more than five percent (5%) of the amount,, paid, Purchaser shall pay for the reasonable out-of-pocket costs of such inspection. Any underpayments shall be paid by Purchaser within thirty (30) days of notification of the results of such inspection. Any overpayments shall be fully creditable by Purchaser against amounts payable in subsequent payment periods or, if no such amounts become payable within ninety (90) days after notification of such results, shall be refunded by Seller to Purchaser.

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SECTION 1.05. Transfer of Assets.

(a) The term “Acquired Assets” means all of Seller’s and the Selling Affiliates’ right, title and interest in, to and under those certain assets identified below:

(i)                                        the following (collectively, “Transferred Intellectual Property”):

(A)                     the patents, patent applications and statutory invention registrations of Seller and the Selling Affiliates identified in ‘ Section 1.05(a)(i)(A) of the Seller Disclosure Schedule, together’ with any reissues, divisions, continuations, continuations-in-part, extensions, provisional or supplemental protection certificates, renewals and reexaminations thereof (the “Transferred Patents”);

(B)                     the trademark registrations, trademark applications, service mark registrations, service mark applications and domain name registrations of Seller and the Selling Affiliates identified in Section 1.05(a)(i)(B) of the Seller Disclosure Schedule, together. with all extensions and renewals thereof and all goodwill associated therewith;

(C)                     the copyright registrations of Seller and the Selling Affiliates identified in Section I .05(a)(i)(C) of the Seller Disclosure Schedule, together with all extensions and renewals thereof; and

(D)                     all Product Formulae and Manufacturing Knowhow of. Seller and the Selling Affiliates (collectively “Technology”) that are exclusively related to the Product, in each case to the extent transferable in light of legal, contractual and practical considerations;

provided, however, that Transferred Intellectual Property shall not include any Excluded Intellectual Property;

(ii)                                   all raw materials (including all bulk active pharmaceutical ingredients for the Product), work-in-progress, components, supplies and other inventories (including items in transit, on consignment, or covered by open purchase orders or in the possession of any third party) used or held for use by Seller and the Selling Affiliates solely in, or arise solely out of, the conduct of the Business on the Closing Date, to the extent transferable in light of legal, contractual and practical considerations (collectively, the “Transferred Inventory”); provided, however, that Transferred Inventory shall not include any Excluded Inventory;

(iii)                               all contracts, leases, subleases, indentures, licenses, agreements, commitments and all other legally binding arrangements (including binding purchase orders outstanding as of the Closing Date), whether written or oral (“Contracts”), to which Seller or any of the Selling Affiliates is a party or by which any of the Acquired Assets is bound, that are used solely in, or related solely to, the conduct of the Business, including the Contracts set forth in Section 4.06 of the Seller Disclosure Schedule, and in each case to the extent transferable in light of legal, contractual and practical considerations (the “Transferred Contracts”); provided, however, that Transferred Contracts shall not include any Excluded Contract;

(iv)                                         all licenses, permits, authorizations and approvals (including NDAs, BLAs and MAAs, if any) from any Governmental Entity (other than Environmental Permits) (“Permits”) of Seller and the Selling Affiliates that are used solely in the conduct of the Business or related solely to any of the Acquired Assets, including the Permits identified in Section 1.05(a)(iv) of the Seller Disclosure Schedule, to the extent transferable in light of legal, contractual and’ practical considerations (the “Transferred Permits”); provided, however, that Transferred Permits shall not include any Excluded Permit;

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(v)                                            all Environmental Permits of Seller and the Selling Affiliates that are used solely in the conduct of the Business, including the Environmental Permits identified in Section 1.05(a)(v) of the Seller Disclosure Schedule (the “Transferred Environmental Permits”); provided, however, that Transferred Environmental Permits shall not include any Excluded Environmental Permits;

(vi)                                         all books and records (or portions of books and records), including laboratory books, and preclinical and clinical studies lists, (in all cases, in any form or medium) (“Records”) of Seller and the Selling Affiliates that relate solely to, or that arise solely out of, the conduct of the Business, in each case in existence on the Closing Date and within the possession and control of Seller and to the extent transferable in light of legal, contractual and practical considerations (the “Transferred Records”); provided, however, that Transferred Records shall not include any Excluded Records;

(vii)                                      all proprietary rights of Seller and the Selling Affiliates to the information, materials, data and work product proprietary to Seller or any of the Selling Affiliates in respect of research and development activities and preclinical and clinical trials conducted or being conducted solely for use in connection with the conduct of the Business, in each case to the extent transferable in light of legal, contractual and practical considerations; and

(viii)                                   all tangible personal property and interests therein, including equipment and furnishings (“Personal Property”), of Seller and the Selling Affiliates listed in Section 1.05(a)(viii) of the Seller Disclosure Schedule (the “Transferred Personal Property”).

(b)                                           The term “Excluded Assets” means:

(i)                                                                                                 all cash and cash equivalents of Seller, and any of its Affiliates;

(ii)                                                                                              all Accounts Receivable;

(iii)                                          (A) all intellectual property of Seller and any of its Affiliates, other than the Transferred Intellectual Property, including the intellectual property identified in Section 1.05(b)(iii) of the Seller Disclosure Schedule and (B) all Technology of Seller and its Affiliates other than the Technology included in the Transferred Intellectual Property, including all Product Formulae, Manufacturing Knowhow and packaging specifications which are not exclusively related to the Product (collectively, the “Excluded Intellectual Property”);

(iv)                                         all raw materials, work-in-process, finished goods, supplies, part’s, spare parts and other inventories of Seller and its Affiliates other than the Transferred Inventory, including the items identified in Section 1.05(b)(iv) of the ‘• Seller Disclosure Schedule (the “Excluded Inventory”);

(v)                                            all credits, deferred charges, and prepaid items of Seller or any of its Affiliates (the “Excluded Miscellaneous Rights”);

(vi)                                         all Contracts, including the Contracts identified in Section 1.05(b)(vi) of the Seller Disclosure Schedule, to which Seller or any of its Affiliates is a party other than the Transferred Contracts described in Section 1.05(a)(iii) (the “Excluded Contracts”);

(vii)                                      all Permits of Seller or any of its Affiliates other than the Transferred Permits (the “Excluded Permits”) and all Environmental Permits of the Seller or any of its Affiliates other than the

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Transferred Environmental Permits (the “Excluded Environmental Permits”);

(viii)                                   all of the following: (A) any and all books and records prepared and maintained by Seller or any of its Affiliates, including financial records, laboratory books, batch records and stability studies, that do not relate exclusively to the Product, (B) any and all Tax records that relate to Taxes that constitute Excluded Tax Liabilities, (C) any and all records to the extent related to any Excluded Assets or Excluded Liability, (D) any and all books and records prepared in connection with the transactions contemplated by this Agreement, including bids received from other parties and analyses relating to the Product, and (E) any and all books and records, files, correspondence or other Records of Seller or its Affiliates other than the Transferred Records, (collectively, the “Excluded Records”);

(ix)                                         all rights, claims and credits of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller and its Affiliates in respect of any other Excluded Asset or any Excluded Liability;

(x)                                            any refund or credit of Taxes attributable to any Excluded Tax Liability;

(xi)                               all insurance policies and insurance contracts insuring the Product or the Acquired Assets, together with any claim, action or other right Seller or any of its Affiliates might have for insurance coverage under any past and present policies and insurance contracts insuring the Product or the Acquired Assets, in each case including any proceeds received from any such policy or contract prior to, on or after the Closing Date;

(xii)                            all rights of Seller and its Affiliates under this Agreement, the Other Transaction Documents and the other agreements and instruments executed and delivered in connection with this Agreement;

(xiii)                         all land, buildings, improvements and fixtures thereon owned or leased by Seller or any of its Affiliates, including the leaseholds, sub-leaseholds and other interests in real property listed in Section 1.05(b)(xiii) of the Seller Disclosure Schedule;

(xiv)                        all tangible personal property and other fixed assets and interests therein, including all equipment, furnishings, furniture and fixtures, owned or leased by Seller or any of its Affiliates, including the tangible personal property and other fixed assets and interests therein, including all equipment, furnishings, furniture and fixtures listed in Section 1.05(b)(xiv) of the Seller Disclosure Schedule, and any warranty rights applicable to such tangible personal property, fixed assets and equipment other than the Transferred Personal Property (the “Excluded Personal Property”);

(xv)                          the BMS Names; and

(xvi)                       except to the extent identified in a subsection of Section 1.05(a) of the Seller Disclosure Schedule as included in the Acquired Assets, all other properties, assets, goodwill and rights of Seller, the Selling Affiliates and any of their respective Affiliates of whatever kind and nature, real, personal or mixed, tangible or intangible, that are not used, held for use or intended to be used exclusively in connection with, or that do not arise exclusively out of, the Product or the Acquired Assets.

SECTION 1.06. Assumed Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of 12:00:01 a.m. on the Closing Date, and from and after the

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Closing Purchaser shall pay, perform and discharge when due, all of the following liabilities, obligations and commitments (“Liabilities”) of Seller and the Selling Affiliates, other than any Excluded Liability (the “Assumed Liabilities”):

(i)                                       all Accounts Payable, accrued expenses and other current liabilities arising out of or relating to the Product, the Acquired Assets or the Business arising on or after the Closing Date;

(ii)                                 all Liabilities in respect of any lawsuits, claims, actions or proceedings arising out of or relating to the manufacture, production, marketing, commercialization, distribution or sale of the Product or the ownership, sale, lease or use of any of the Acquired Assets prior to, on or after the Closing Date;

(iii) all Liabilities for warranty claims and product liability or similar claims, including all suits, actions or proceedings relating to any such Liabilities, arising out of or relating to the Product) whether arising prior to, on or after the Closing Date;

(iv)                                   all Liabilities for Taxes arising out of or relating to or in respect of the Product or any Acquired Asset for any Post-Closing Tax Period, other than any Excluded Tax Liabilities;

(v)                                      all Liabilities for transfer, documentary, sales, use, registration, value added and other similar Taxes and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, any of the Other Transaction Documents, the Acquisition and the other transactions contemplated hereby and thereby (“Transfer Taxes”);

(vi)                              all Environmental Liabilities to the extent arising out of or relating to the conduct of the Business or the Acquired Assets or the ownership, sale or lease of any of the Acquired Assets, whether arising prior to, on or after the Closing Date;

(vii)                           all Liabilities under or otherwise to the extent arising out of or relating to the Transferred Permits, whether arising prior to, on or after the Closing Date; and

(viii)                        all other Liabilities of Seller and the Selling Affiliates of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to the conduct of the Business, the Product or Acquired Assets or the ownership, sale or lease of any of the Acquired Assets, whether arising prior to, on or after the Closing Date, including any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

(b) Notwithstanding any other provision of this Agreement, Purchaser shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by Seller and the Selling Affiliates. The term “Excluded Liability” means:

(i)                                     all Liabilities, to the extent related to or arising out of any Excluded Asset;

(ii)                                  any Tax payable with respect to any business, asset, property or operation of Seller or its Affiliates (including any Taxes relating to or arising out of the Acquired Assets) for any Pre-Closing Tax Period, other than any Tax for which Purchaser is responsible pursuant to Section 8.07 (“Excluded Tax Liability”); and

(iii)                               all Accounts Payable other then the accounts payable, accrued expenses and other

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current liabilities assumed pursuant to Section 1.06(a)(i).

(c)                           Each of Purchaser’s and Seller’s obligations under this Section 1.06 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or any Other Transaction Document or any right or alleged right to indemnification hereunder;

SECTION 1.07. Risk of Loss. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller or the Selling Affiliates, as applicable. On the Closing Date, title, to the Acquired Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Acquired Assets and be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss; provided that Purchaser’s responsibility is not contingent on Purchaser’s ability to procure adequate insurance.

SECTION 1.08. Consents of Third Parties. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset (including any Contract or Permit) or any claim, right or benefit arising under or resulting from any such asset (including any Contract or Permit), claim, right or benefit arising under or resulting from such asset (including any Contract or Permit) if the assignment or transfer thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset (including any Contract or Permit), claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or any Selling Affiliate or, upon transfer, Purchaser. If any transfer or assignment by Seller or any Selling Affiliate to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset (including any Contract or Permit), or any claim, right or benefit requires the consent of a third party, then such transfer or assumption shall be made subject to such consent being obtained.

(b)                        If any such consent is not obtained prior to the Closing, Seller, the Selling Affiliates and Purchaser shall cooperate (each at their own expense) in any lawful and reasonable arrangement reasonably proposed by Purchaser under which Purchaser shall obtain the economic claims, rights and benefits under the asset (including any Contract or Permit) or related claim, right or benefit with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of Seller and the Selling Affiliates against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party and (ii) the enforcement by Seller or the Selling Affiliates of such rights.

(c)                         Notwithstanding that the laptops, desktops and other computer hardware included as part of the Transferred Personal Property have (and will at closing have) installed on them certain Seller and third party operating systems and software Purchaser hereby acknowledges and agrees that the Acquired Assets do not include ownership of, or any licenses or other rights to use, any such operating systems or software, and that Seller has not and does not intend to complete a software license or other transfer with respect to any such operating systems or software. Purchaser further agrees that it shall be fully responsible for obtaining any and all licenses or other rights required to continue to use such operating systems and software, and to otherwise comply with all applicable laws, in each case from and after the Closing Date.

SECTION 1.09. Refunds and Remittances. (a) Received by Seller or the Selling Affiliates.  After the Closing, if Seller or any of the Selling Affiliates receives (i) any refund or other amount which is an Acquired Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, or (ii) any refund or other amount which is related to claims or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in

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accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 11.06(a).

(b) Received by Purchaser or its Affiliates.  After the Closing, if Purchaser or any of its Affiliates receives (i) any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of the Selling Affiliates in accordance with the terms of this Agreement, or (ii) any refund or other amount which is related to claims or other matters for which Seller is responsible hereunder, and which amount is not an Acquired Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 11.06(b).

ARTICLE II

Closing

SECTION 2.01. Closing. (a) The closing of the Acquisition (the “Closing”) shall take place on the date hereof and shall be held at the offices of the Seller, Route 206 & Province Line Road, Princeton, New Jersey. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”. For purposes of this Agreement, the Closing shall be deemed effective at 12:00:01 a.m. on the Closing Date.

(b) At the Closing, Purchaser shall deliver to the Seller:

(i)                                     by wire transfer to a bank account designated in writing by Seller at least two (2) business days prior to the Closing Date in United States Dollars, immediately available funds in an amount equal to the Base Purchase Price;

(ii)                             the Assumption Agreement and such other instruments of assumption and such other instruments and documents as Seller or the Selling Affiliates may reasonably request to effect or evidence the purchase of the Acquired Assets and the assumption of the Assumed Liabilities;

(iii)                               an executed counterpart of the IP Assignment Documents with respect to the Transferred. Intellectual Property; and

(iv)                              the certificate required to be delivered by Purchaser under Section 3.02(a) duly executed by an authorized officer of Purchaser.

(c) At the Closing, Seller shall deliver to Purchaser:

(i)                                     a receipt for the Base Purchase Price paid by Purchaser;

(ii)                                  the Bill of Sale and such other instruments and documents as Purchaser may reasonably request to effect or evidence the transfer to Purchaser of the Acquired Assets;

(iii)                               an executed counterpart of the IP Assignment Documents with respect to the Transferred Intellectual Property; and

(iv)                              the certificate required to be delivered by Seller under Section 3.02(a) duly executed by an authorized officer of Seller.

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ARTICLE III

Conditions to Closing

SECTION 3.01. Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Purchaser) as of the Closing of the following conditions:

(a)                             Representations and Warranties: Covenants. The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case .such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Seller shall, have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Seller shall have delivered to Purchaser a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

(b)                             No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state or local government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or instrumentality, including the FDA, the EMEA or any successor agency thereto which has the responsibility over the development and commercialization of the Product (a “Governmental Entity”), or other legal restraint or prohibition shall be in effect preventing the Acquisition.

(c) Other Transaction Documents. Seller shall have executed and delivered to Purchaser the Other Transaction Documents to which Seller is a party and each Selling Affiliate shall have executed and delivered to Purchaser the Other Transaction Documents to which such Selling Affiliate is specified to be a party.

SECTION 3.02. Conditions to Obligation of Seller. The obligation of Seller to, or to cause the Selling Affiliates to, effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Seller) as of the Closing of the following conditions:

(a)                             Representations and Warranties; Covenants. The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing. Purchaser shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Purchaser confirming the foregoing.

(b)                             No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition shall be in effect preventing the Acquisition.

(c)                              Other Transaction Documents. Purchaser shall have executed and delivered to Seller the

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Other Transaction Documents to which Purchaser is a party.

SECTION 3.03. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article III to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its best efforts to cause the Closing to occur, as required by Section 8.04.

ARTICLE IV

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Purchaser as follows:

SECTION 4.01. Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Selling Affiliate is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller has all requisite corporate power and authority to enter into this Agreement, and Seller and each of the Selling Affiliates has all requisite corporate power and authority to enter into the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Seller and each of the Selling Affiliates to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes, and the Other Transaction Documents on the Closing Date will be duly executed and delivered by Seller or the Selling Affiliates, as applicable, and upon the due authorization, execution and delivery by each other party to the Other Transaction Documents will constitute, a legal, valid and binding obligation of such person, enforceable against such person in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 4.02. No Conflicts: Consents. (a) The execution and delivery of this Agreement by Seller do not, and the execution and delivery of the Other Transaction Documents by Seller and the Selling Affiliates specified to be parties thereto will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms and conditions hereof and thereof will not, conflict with, or _ result in any violation of or default (with or without notice or lapse of time, or both) , under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind (“Liens”) upon any of the Acquired Assets under, any provision of (i) the certificate of incorporation or by-laws (or the comparable governing instruments) of Seller or any Selling Affiliate, (ii) any Contract, or (iii) any judgment, order or decree, or, subject to the matters referred to in clauses (i) and (ii) of paragraph (b) below, Applicable Law applicable to Seller or any Selling Affiliate or the Acquired Assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(b) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or any Selling Affiliate in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than (i) those that may be required solely by reason of Purchaser’s or any Affiliate of Purchaser’s (as opposed to

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any other third party’s) participation in the -transactions contemplated hereby or by the Other Transaction Documents and (ii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

SECTION 4.03. Taxes. (a) For purposes of this Agreement, (i) “Tax” or “Taxes” shall mean all Federal, state, local and foreign taxes and similar assessments (other than Transfer Taxes), including all interest, penalties and additions imposed with respect to such amounts; (ii) “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date; (iii) “Post-Closing Tax Period” shall mean all taxable periods beginning and ending after the Closing Date and the portion beginning on the day after the Closing Date of any Straddle Period; and (iv) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(b) No material Tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes due with respect to the Acquired Assets.

SECTION 4.04. Good and Valid Title. Seller and the Selling Affiliates have, or as of the Closing Date will have, good and valid title to all material Acquired Assets (other than Transferred Inventory covered by open purchase orders), in each case free and clear of all Liens, except (i) such as are set forth in Section 4.04 of the Seller Disclosure Schedule; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty; and (iii) other imperfections of title or encumbrances, if any, which do not, individually \ or in the aggregate, materially impair the continued use and operation of the Acquired Assets to which they relate (the Liens described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as “Permitted Liens”). This Section 4.04 does not relate to Intellectual Property or Contracts, such items being the subjects of Section 4.06 and Section 4.07, respectively.

SECTION 4.05. Intellectual Property. (a) Except as set forth in Section’4.05 of the Seller Disclosure Schedule, Seller or a Selling Affiliate owns, or as of the Closing Date will own, free and clear of all Liens (except to the extent the Transferred N Intellectual Property may be licensed from third parties), the material Transferred Intellectual Property and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights in any material respect. The Transferred Intellectual Property constitutes all of the Intellectual Property owned by or in-licensed by Seller relating solely to the Product. As of the date of this Agreement, no claims are pending or, to the knowledge of Seller, threatened in writing, against Seller or any of its Affiliates by any person with respect to the ownership, validity or enforceability of any material Transferred Intellectual Property.

(b) Except as set forth in Section 4.05 of the Seller Disclosure Schedule, none of Seller or the Selling Affiliates has granted any material options, licenses or agreements relating to the Transferred Intellectual Property, except non-exclusive implied licenses to end-users in the ordinary course of business. To the knowledge of Seller, none of Seller or the Selling Affiliates as of the date hereof is bound by or a party to any material options, licenses or agreements of any kind constituting part of the Acquired Assets relating to the intellectual property of any other person, except for agreements relating to computer software licensed to Seller or its Affiliates in the ordinary course of business.

(c) To the knowledge of Seller, there are no patents, patent applications or statutory registrations

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of Seller or the Selling Affiliates which were owned by Inhibitex as of closing date of the acquisition of Inhibitex by Seller (i.e., February 13, 2012) and relate solely to the Product which are not included as part of the Transferred Patents.

SECTION 4.06. Contracts. (a) Section 4.06 of the Disclosure Schedule sets forth each Transferred Contract that is or contains:

(i)                                     a covenant by Seller or a Selling Affiliate not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant restricting the research, development, manufacture, marketing or distribution of the Product that materially impairs the such activities as the Business is currently conducted;

(ii)                                  an agreement, contract or other arrangement with Seller or any Affiliate of Seller; provided, however, that the foregoing shall be deemed not to include any Other Transaction Document or any agreement, contract or other arrangement that will expire or be terminated at or prior to Closing;

(iii)                                    (A) a continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice); (B) a management, service, consulting or other similar type of contract (other than contracts for services in the ordinary course of business) or (C) an advertising agreement or arrangement, in any such case which has an aggregate future liability to any person in excess of $100,000 and is not terminable by Seller or such Selling Affiliate, as applicable, by notice of not more than one hundred and eighty (180) days for a cost of less than $100,000;

(iv)                                   a material license, option or other agreement relating in whole or in part to the Transferred Intellectual Property (including any license or other agreement under which Seller or a Selling Affiliate is licensee or licensor of any such Transferred Intellectual Property); or

(v)                                      any other agreement, contract, lease, license, commitment or instrument to which Seller or a Selling Affiliate is a party and by or to which any of the Product or the Acquired Assets or business is bound or subject which has an aggregate future liability to any person in excess of $100,000 and is not terminable by Seller or such Selling Affiliate, as applicable, by notice of not more than one hundred and eighty (180) days for a cost of less than $100,000.

(b) Except as set forth in Section 4.06 of the Seller Disclosure Schedule, each Transferred Contract set forth in Section 4.06 of the Seller Disclosure Schedule is valid, binding and in full force and effect and, to the knowledge of Seller, is enforceable by Seller or the applicable Selling Affiliate in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies and except to the extent that the failure of a Transferred Contract to be valid, binding and in full force and effect would not be reasonably likely to have a Material Adverse Effect. Seller and the Selling Affiliates have performed in all material respects all material obligations required to be performed by them to date under the Transferred Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any of the Transferred Contracts set forth in Section 4.06 of the Seller Disclosure Schedule, as of the date of this Agreement, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except to the extent that such breach or default would not be reasonably likely to have a Material Adverse Effect.

SECTION 4.07. Transferred Permits. All Transferred Permits are validly held by Seller or the

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Selling Affiliates, and Seller or the applicable Selling Affiliate has complied in all material respects with all terms and conditions thereof, except for any such invalidity or non-compliance that would not be reasonably likely to have a Material Adverse Effect. During the past three (3) years, none of Seller or the Selling Affiliates has received written notice of any suit, action or proceeding relating to the revocation or modification of any Transferred Permit the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.08. Litigation. Section 4.08 of the Seller Disclosure Schedule sets forth a list of all lawsuits or claims pending as of the date of this Agreement, with respect to which Seller or any Selling Affiliate has been contacted in writing by counsel for the plaintiff or claimant, against any Acquired Asset and which (a) involve an uninsured claim of, or which involve an uninsured unspecified amount which would reasonably be expected to result in a liability of, more than $100,000, (b) seek any material injunctive relief or (c) seek any legal restraint on or prohibition against the transactions contemplated by this Agreement. To the knowledge of Seller, as of the date of this Agreement, none of Seller or the Selling Affiliates is a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to the Product or any material Acquired Asset.

SECTION 4.09. Compliance with Applicable Laws. Seller and the Selling Affiliates are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity (“Applicable Laws”), including those relating to occupational health and safety, except for instances of noncompliance that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. None of Seller or any Selling Affiliate has received during the two (2) years prior to the date hereof any written communication from a Governmental Entity that alleges that Seller or any Selling Affiliate is in violation of any Applicable Laws except for any such violations that, individually or in the aggregate; would not be reasonably likely to have a Material Adverse Effect. This Section 4.09 does not relate to matters with respect to Taxes, which are the subject of Section 4.03, or environmental matters, which are the subject of Section 4.10.

SECTION 4.10. Environmental Matters. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, and except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (a) Seller and the Selling Affiliates (in each case solely to the extent related to the Business or the Acquired Assets) and the Acquired Assets are in compliance with all applicable Environmental Laws, (b) none of Seller or any Selling Affiliate has received since January 1, 2012, and prior to the date hereof, any written communication from a Governmental Entity that alleges that Seller or any Selling Affiliate is in violation of any applicable Environmental’ Law in connection with the conduct of the Business, the substance of which communication has not been resolved, or that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) (in each case, solely to the extent related to the Business or Acquired Assets), and (c) there are no pending or, to the knowledge of Seller, threatened lawsuits, actions, arbitrations, claims, complaints or other proceedings against Seller or any Selling Affiliate relating to non-compliance with applicable Environmental Laws, to exposure to Hazardous Materials (including any exposure of any Transferred Employee or independent contractor of the Business to Hazardous Materials) or to a Release of Hazardous Material (in each case, solely to the extent related to the Business or the Acquired Assets). Except as specifically provided in Section 4.02, the representations and warranties made in this Section 4.10 are Seller’s exclusive representations and warranties relating to environmental matters.

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SECTION 4.11. Absence of Changes or Events. Subject to the matters set forth in the Seller Disclosure Schedule, including Section 4.11 thereof, since January 1, 2012, there has not been any event, occurrence or development that has resulted in a Material Adverse Effect. Purchaser acknowledges that there has been and will continue. to be a disruption to the conduct of the Business as a result of the announcement by Seller of its intention to sell the Product and the Acquired Assets and as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and Purchaser agrees that such disruptions do not and shall not constitute a breach of this Section 4.11 or of Section 5.02.

SECTION 4.12. DISCLAIMER. PURCHASER ACKNOWLEDGES THAT EXCEPT AS SET FORTH IN THIS ARTICLE IV, NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACQUIRED ASSETS, THE PRODUCT, ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER AND THE SELLING AFFILIATES, OR THE ACCURACY AND COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES AND PURCHASER HAS NOT RELIED ON ANY REPRESENTATION FROM SELLER OR ANY OTHER PERSON WITH RESPECT TO THE ACQUIRED ASSETS, THE PRODUCT, ANY ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER AND THE SELLING AFFILIATES, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV. PURCHASER ACKNOWLEDGES THAT SHOULD THE CLOSING OCCUR, PURCHASER SHALL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND PURCHASER SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE PURCHASERS GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIENS, THAT ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED AND THAT ANY REQUIREMENTS OF APPLICABLE LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE V

Covenants of Seller

Seller covenants and agrees as follows:

SECTION 5.01. Access. From the date hereof to the Closing, Seller shall, and shall cause the Selling Affiliates to, give Purchaser and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable advance notice, to the Acquired Assets; provided, however, that such access (i) does not unreasonably disrupt the normal operations of Seller or the Selling Affiliates, (ii) would not be reasonably expected to violate any attorney-client privilege of Seller or the Selling Affiliates or violate any Applicable Law and (iii) would not reasonably be expected to breach any duty of confidentiality owed to any person whether the duty arises contractually, statutorily or otherwise.

SECTION 5.02. Ordinary Conduct. (a) Except as set forth in Section 5.02 of the Seller Disclosure Schedule or otherwise contemplated by the terms of this Agreement, from the date hereof until the Closing, Seller shall, and shall cause the Selling Affiliates to, cause the distribution and sale of the Product to be conducted in all material respects in the ordinary course in substantially the same manner as conducted as of the date hereof and shall make all reasonable efforts consistent with current practices to preserve the relationships with customers, suppliers, distributors and others with whom the Seller or Selling Affiliates has a material business relationship with respect to the Product.

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(b)  Except as set forth on Section 5.02 of the Seller Disclosure Schedule or otherwise contemplated by the terms of this Agreement, Seller shall not, and shall not permit any Selling Affiliate to, do any of the following in connection with the Acquired Assets without the prior written consent of Purchaser:

(i)                                     permit, allow or suffer any Acquired Asset to become subjected to any Lien of any nature whatsoever which would have been required to be set forth in Section 4.04 or 4.06 of the Seller Disclosure Schedule if it existed on the date of this Agreement;

(ii)                                  sell, lease or otherwise dispose of any Acquired Assets which are material, individually or in the aggregate, to the Product, except for sales of raw materials, work-in-process, finished goods, supplies and other inventories in the ordinary course of business;

(iii)                               terminate, modify or amend in any material respect any Transferred Contract or Transferred Permit; or

(iv)                              agree, whether in writing or otherwise, to do any of the foregoing.,

SECTION 5.03. Transferred Intellectual Property. Except as otherwise contemplated by Section 8.02, from and after the Closing, none of Seller nor the Selling Affiliates shall make any filings with any Governmental Entity relating to the Transferred Intellectual Property, nor grant or attempt to grant any material options, licenses or agreements relating to the Transferred Intellectual Property.

ARTICLE VI

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

SECTION 6.01. Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and the Other Transaction on the Closing Date will be duly executed by Purchaser, and upon the due authorization, execution and delivery by each other party to the Other Transaction Documents, will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject, as to enforcement to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 6.02. No Conflicts; Consents. (a) The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery by Purchaser of each Other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties, or assets of Purchaser under, any provision of (i) its certificate of incorporation or by-laws, (ii) any Contract to which Purchaser is a party or by which any of its properties or assets are bound or (iii) any

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judgment, order, or decree, or, subject to the matters referred to in paragraph (b) below, statute, law, ordinance, rule or regulation applicable to Purchaser on its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

(b) No consent, approval, license, permit, order or authorization of or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) those that may be required solely by reason of Seller’s or any Selling Affiliates’ (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents and (ii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

SECTION 6.03. Actions and Proceedings. There are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against Purchaser, (b) lawsuits, actions or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or (c) investigations by any Governmental Entity which are pending or, to the knowledge of Purchaser, threatened against Purchaser, which, in the case of each of clauses (a), (b) and (c), have had or , would be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

SECTION 6.04. Availability of Funds. Purchaser has cash available or N has existing borrowing facilities which together are sufficient to enable it to consummate the Acquisition.

SECTION 6.05. No Knowledge of Misrepresentation or Omission. Purchaser has no knowledge that any of the representations and warranties of Seller made in this Agreement or any Other Transaction Document qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in all material ‘ respects, and Purchaser has no knowledge of any material errors in, or material omissions from, any Section of the Seller Disclosure Schedule.

ARTICLE VII

Covenants of Purchaser

Purchaser covenants and agrees as follows:

SECTION 7.01. Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby and by the Other Transaction Documents (including the terms and conditions of this Agreement and the Other Transaction Documents) is subject to the terms of a confidentiality agreement between Purchaser and Seller dated as of May 9, 2012 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the confidentiality provisions of the Confidentiality Agreement shall terminate with respect to information relating solely to the Product and the Acquired Assets; provided, however, that Purchaser acknowledges that any and all other information provided to it by or on behalf of Seller, any Selling Affiliate or Seller’s representatives concerning Seller, the Selling Affiliates or any other Affiliate of Seller and the terms and conditions of this Agreement and the Other Transaction Documents shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

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SECTION 7.02. No Additional Representations. Purchaser acknowledges that it and its representatives have received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make.,, available, as the case may be, to Purchaser pursuant to this Agreement on or prior to the date hereof Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Contracts and other properties and assets of Seller and the Selling Affiliates to the extent relating to the Product or the Acquired Assets that it and its representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Seller and the Selling Affiliates to discuss the Product, the Acquired Assets and the Assumed Liabilities. Purchaser acknowledges that none of Seller, any Selling Affiliate or any other person has made any representation or warranty: expressed or implied, as to the accuracy or completeness of any information regarding the Acquired Assets or the Assumed Liabilities furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement or the Seller Disclosure Schedule, and none of Seller, any Selling Affiliate or any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including the • management presentation material entitled “Project ISIS, Treating and Preventing Infectious Disease” and Project Isis, Supplement to Management Presentation”, and any , information, documents or material made available to Purchaser and its representatives in certain virtual or physical “data rooms”, visits to physical premises including those of third party manufacturers, or in any other form in expectation of the Acquisition and the other transactions contemplated hereby.

SECTION 7.03. No Use of Certain Names; Transitional License. Purchaser shall promptly, and in any event within ninety (90) days after Closing, (a) revise any and all product literature and labeling to delete all references to the BMS Names and (b) delete all references to Seller’s or any Selling Affiliates’ customer service address or telephone number. In no event shall Purchaser use any BMS Names, addresses or telephone numbers after the Closing in any manner or for any purpose different from the use of such BMS Names, addresses or telephone numbers by the Seller or any Selling Affiliate with respect to the Product, the Acquired Assets or the conduct of the Business during the 90-day period preceding the Closing. `BMS Names” means “Bristol-Myers”, “Bristol-Myers Squibb”, “Bristol-Myers Squibb Company”, “E.R. Squibb & Sons”, “E.R. Squibb”, “Westwood”, “Westwood-Squibb”, “Westwood Squibb Pharmaceuticals Inc.”, “Inhibitex, Inc.” and “Inhibitex”, and any variations and derivatives thereof and any other logos or trademarks of Seller or its Affiliates not included in the Transferred Intellectual Property.

SECTION 7.04. Windfall Profit Sharing. (a) Subject to the rights of Seller under Section 7.04(c), if, at any time prior to the date which is nine (9) months after the Closing Date, Purchaser, directly or indirectly (including through a change of control of Purchaser), (a) sells, transfers, conveys, assigns, licenses, exchanges, leases or otherwise disposes of (including, without limitation, by means of a joint venture or secured financing transaction) (a “Post-Closing Transfer”) all or any portion of the Purchased Assets (the “Post-Closing Transferred Assets”) or (b) enters into any agreement with any third party which has the effect of a Post-Closing Transfer or which subsequently results in a Post-Closing Transfer, then such Post-Closing Transfer shall be of no force or effect unless and until Purchaser shall have delivered to Seller fifty percent (50%) of (i) the remainder of (A) the Post-Closing Transfer Consideration (including all future milestone and other forms of contingent consideration) minus (B) the Purchase Price (or that portion of the Purchase Price attributable to the Post-Closing Transferred Assets based on the purchase price allocation contemplated by Section 8.05(b)) multiplied by (ii) the percentage interest in the Post-Closing Transferred Assets transferred in connection with the Post-Closing Transfer (or, in the event of Post-Closing Transfer Consideration (as defined below) not yet then received by Purchaser, evidence of a binding and enforceable agreement pursuant to which Seller will receive such Post-Closing Transfer Consideration from Purchaser upon receipt).

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(b)                                 For purposes of this Section 7.04, “Post-Closing Transfer Consideration” shall mean the total consideration received or to be received by Purchaser or by the stockholders or other affiliates of Purchaser in connection with a Post-Closing Transfer..

(c)                                  Notwithstanding anything in this Agreement to the contrary, Purchaser agrees that it shall not consummate any Post-Closing Transfer unless and until the transferee in such transaction assumes in writing (a copy of which must be provided to Seller) the restrictions on and obligations of Purchaser under this Section 7.04.

SECTION 7.05. Advice to Seller. Purchaser shall promptly advise Seller orally and in writing of any change or event occurring between the date of this Agreement and the Closing Date which Purchaser believes would be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby

SECTION 7.06. Acknowledgement of Assignment. The execution and delivery of this Agreement by Purchaser constitutes an agreement by Purchaser to be bound by the terms and conditions of that certain Patent and Technology License Agreement, dated as of February 2, 2005, between University College Cardiff Consultants Limited and Contravir Research Incorporated (FV-100), as amended March 27, 2007, in accordance with Section 12.1 thereof.

ARTICLE VIII

Mutual Covenants

SECTION 8.01. Consents. Purchaser acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be ‘ required from parties to the Transferred Contracts and issuers of the Transferred Permits in order to transfer such Transferred Contracts or Transferred Permits to Purchaser and that such consents and waivers have not been obtained. Purchaser agrees that, except for the provision of Section 1.05(b), Seller and its Affiliates shall not have any liability or obligation whatsoever to Purchaser arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Transferred Contract or Transferred Permit as a result thereof. Purchaser further agrees that no representation, warranty, covenant or agreement of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or waiver or any such termination. Prior to the Closing, Seller shall, and shall cause the Selling Affiliates to, cooperate with Purchaser, upon the request of Purchaser, in any reasonable manner in connection with Purchaser obtaining any such consents and waivers; provided, however, that such cooperation shall not include any requirement of Seller or any of its. Affiliates (including the Selling Affiliates) to expend money, commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any third party.

SECTION 8.02. Cooperation. (a) Purchaser and Seller shall cooperate with each other, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other, for a period of sixty (60) days after the . Closing to ensure the orderly transition of the Product and the Acquired Assets from’ Seller to Purchaser and to minimize any disruption to the respective businesses of Seller, the Selling Affiliates and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information and assistance relating to the Product and the Acquired Assets as is reasonably necessary for financial

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reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax claim or assessment. The obligation to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof). Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.02. Neither =. party shall be required by this Section 8.02 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(b) From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8.01 and 8.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 8.03. Publicity. Seller and Purchaser agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party or its Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement’ may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange to which such party is subject, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 8.04. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

SECTION 8.05. Transfer Taxes; Purchase Price Allocation; Entitlement to Tax Refunds and Credits; Proration of Non-Income Taxes.

(a)                   All Transfer Taxes and any filing or recording fees applicable to the Acquisition shall be paid by Purchaser. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other party in providing any information and documentation that may be necessary to obtain such exemptions.

(b)                             Seller shall allocate the Purchase Price among the Acquired Assets, subject to Purchaser’s consent, such consent not to be unreasonably withheld. Such allocation will comply with the requirements of Section 1060 of the Code. Each of Seller and Purchaser agrees that it shall (i) report the sale and purchase of the Acquired Assets for United States Tax purposes in accordance with such allocations and (ii) not take any position inconsistent with such allocations on any of their respective United States Tax Returns.

(c)                              Seller shall be entitled to any refunds or credits of Taxes relating to any Excluded Tax Liability. Purchaser shall be entitled to any refunds or credits of Taxes relating to the Acquired Assets, other than any such refunds or credits of Taxes relating to any Excluded Tax Liability.

(d)                             Any value-added, goods and services, stamp duties, ad valorem and similar Taxes shall be allocated between portions of a tax period that includes (but does not end on) the Closing Date (a “Straddle Period”) in the following manner: (i) in the’ case of a Tax imposed in respect of property and that applies ratably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is, the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of sales, value added and similar transaction-based Taxes (other than Transfer Taxes), such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction. occurred.

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SECTION 8.06. Recordation of Transfer of Intellectual Property. Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Transferred Intellectual Property.

SECTION 8.07. Retention of Certain Records. Seller may retain all Records prepared in connection with the transactions contemplated by this Agreement, including bids received from other parties and analyses relating to the Product and such Records shall be Excluded Records for all purposes hereunder.

ARTICLE IX

Indemnification

SECTION 9.01. Indemnification by Seller. From and after the Closing, Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (“Losses”) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Seller contained in Sections 4.01, 4.02, 4.04 or 4.05 of this Agreement which survives the Closing, and (ii) any breach of any covenant of Seller contained in this Agreement requiring performance after the Closing Date. Notwithstanding the forgoing, (a) Seller shall not have any liability under clause (i) of this Section 9.01 unless the aggregate of all Losses for which Seller would be liable, but for this clause (a), exceeds on a cumulative basis an amount equal to $50,000.00, and then only to the extent of any such excess; (b) Seller shall not have any liability under clause (i) of this Section 9.01 for any individual item (or series of related items) where the Loss relating thereto is less than $10,000.00 and such` items shall not be aggregated for purposes of the foregoing clause (a) of this Section 9.01; (c) Seller shall not have any liability under clause (i) of this Section 9.01 for any breach of a representation or warranty if Purchaser had knowledge of such breach at the time of the Closing and such breach would have given rise to a failure to be satisfied of the condition to Purchaser’s obligations set forth in Section 3.01(a); (d) Seller’s liability under clause (i) of this Section 9.01 shall in no event exceed ten percent (10%) of the Base Purchase Price; and (e) Seller shall not have any liability under this Section 9.01 to the extent the liability or obligation arises as a result of (x) any action taken or omitted to be taken by Purchaser or any of its Affiliates or (y) any breach of a representation or warranty that is covered by a certificate delivered pursuant to Section 3.02(a) except to the extent Seller had knowledge that such representation or warranty was not true and correct in all material respects when made.

SECTION 9.02. Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, agents and representatives against and hold them harmless from any Loss suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Purchaser which survives the Closing contained in this Agreement, (ii) any breach of any covenant of Purchaser contained in this Agreement requiring performance after the Closing Date and (iii) any Assumed Liability.

SECTION 9.03. Limitations on Liability: Cooperation. (a) Notwithstanding any provision herein, neither Seller nor Purchaser shall in any event be liable to the other party or its Affiliates, officers, directors, employees, agents or representatives on account of any indemnity obligation set forth in Section 9.01 or Section 9.02 for any indirect, consequential, special, incidental or punitive damages (including lost profits, loss of use, damage to goodwill or loss of business).

(b)                        Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

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(c)                         Purchaser acknowledges and agrees that, (i) other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller, any Selling Affiliate or any other person either expressed or implied with respect to the Acquisition or the other transactions contemplated hereby, the Product, the Acquired Assets or the Assumed Liabilities and (ii) it shall have no claim or right to indemnification pursuant to Section 9.01 with respect to any information, documents or materials (other than this Agreement and the Seller Disclosure Schedule) furnished by Seller, any Selling Affiliate or any of their respective officers, directors, employees, agents or advisors to Purchaser and its representatives, including the management presentation material entitled “Project ISIS, Treating and Preventing Infectious Disease” and Project Isis, Supplement to Management Presentation”, and any information, documents or material made available to Purchaser and its representatives in certain virtual or physical “data rooms”, visits to physical premises including those of third party manufacturers, or in any other form in expectation of the transactions contemplated hereby.

(d) Purchaser further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, any Other Transaction Document, the Acquisition, any document or certificate delivered in connection herewith, the Product, the Acquired Assets and the Assumed Liabilities or any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes Of action (other than claims of, or causes of action arising from, fraud) it or any of its Affiliates may have against Seller and its Affiliates arising under or based upon this Agreement, any Other Transaction Document, the Acquisition, any document or certificate delivered in connection herewith, the Product, the Acquired Assets and the Assumed Liabilities or any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article IX).

SECTION 9.04. Losses Net of Insurance, etc. The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Loss and shall be reduced to take account of any net Tax benefit (including as a result of any basis adjustment) actually realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Loss.

SECTION 9.05. Termination of Indemnification. (a) The obligations to indemnify and hold harmless a party hereto pursuant to (i) Sections 9.01(i) and 9.020), shall terminate when the applicable representation or warranty terminates pursuant to paragraph (b) below and (ii) the other clauses of Sections 9.01 and 9.02 shall not terminate; provided, however, that as to clause (i) of this sentence such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

(b) The representations and warranties in this Agreement shall survive the Closing solely for purposes of Sections 9.01 and 9.02 and shall terminate at the close of business on the first year anniversary of the Closing Date.

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SECTION 9.06. Procedures Relating to Indemnification for Third Party Claims. (a) In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within ten (10) business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)                        If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

(c)                         If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld).

SECTION 9.07. Procedures Related to Indemnification for Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9.01 or 9.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 9.01 or 9.02, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party, shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

SECTION 9.08. Tax Treatment of Indemnification Payments. For all Tax purposes, Purchaser, Seller and each of their respective Affiliates agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by the Seller for the transactions contemplated by this Agreement unless a final determination (as defined in Section 1313 of the Code) provides otherwise.

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ARTICLE X

Termination

SECTION 10.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by:

(a)                        mutual written consent of Seller and Purchaser;

(b)                        Seller if any of the conditions set forth in Section 3.02 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(c)                         Purchaser if any of the conditions set forth in Section 3.01 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

(d)                        either party hereto, if the Closing does not occur on or prior to August 31, 2012;

(e)                         Purchaser or Seller in the event of the institution against the other party of any proceeding under the United States Bankruptcy Code or any other federal or, state bankruptcy, reorganization, receivership, insolvency or other similar Law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or the institution by the other party of any proceeding under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar Law affecting the rights of creditors generally or the making by the other party of a composition or an assignment or trust mortgage f6r the benefit of creditors;

provided, however, that the party seeking termination pursuant to clause (b), (c) or (d) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 10.02. Return of Confidential Information. If the transactions contemplated by this Agreement are terminated as provided herein:

(a)                        Purchaser shall return to Seller all documents and other material received by Purchaser, its Affiliates and their respective representatives from Seller, any Selling Affiliate or any of their respective Affiliates or representatives relating to the transactions contemplated hereby and by the Other Transaction Documents, whether so, obtained before or after the execution hereof; and

(b)                        all confidential information received by Purchaser, its Affiliates and their respective representatives with respect to Seller, any Selling Affiliate or any of their respective Affiliates, the Product and the Acquired Assets shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 10.03. Consequences of Termination. In the event of termination of this Agreement by Seller or Purchaser pursuant to this Article X, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article X, this Agreement shall become void and of no further force or effect, except for the provisions of (a) Section 7.01 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (b) Section 11.03 relating to certain expenses, (c) Section 11.04 relating to attorney fees and expenses, (d) Section 8.03 relating to publicity, (e) Section 11.10 relating to finder’s fees and broker’s fees and (f) this Article X. Nothing in this Article X shall be deemed to release either party from any liability for any intentional and material breach by such party of the terms and provisions of this Agreement prior to such termination or to

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE XI

Miscellaneous

SECTION 11.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Seller (including by operation of law in connection with a merger, consolidation or sale of substantially all the assets of Purchaser or Seller) without the prior written consent of the other party hereto; provided, that Seller may assign its rights and obligations hereunder (a) to any direct or indirect wholly owned subsidiary of Seller or (b) to any transferee of all or substantially all of the assets of Seller, and provided, further, that, subject to Purchaser’s obligations under Section 7.04, Purchaser may assign its rights and obligations hereunder to any transferee of all or substantially all of the assets of Purchaser that relate to the Product pursuant to a merger, consolidation or otherwise, to the extent that the transferee assumes in writing all of the obligations of Purchaser that relate to the Product under this Agreement, in either case without the consent of Purchaser. Any attempted assignment in violation of this Section 11.01 shall be void.

SECTION 11.02. No Third-Party Beneficiaries. Except as provided in Article X, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 11.03. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

SECTION 11.04. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 11.05. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

SECTION 11.06. Notices. All notices or other communications required’ or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of overnight mail or overnight courier service), as follows:

(a)                        if to Purchaser,

Synergy Pharmaceuticals, Inc.

420 Lexington Avenue, Suite 1609

New York, New York 10170

Telephone: (212) 297-0020

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Telefax: (212) 297-0019

Attention: Gary Jacob

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

Telephone: (212) 935-3000

Telefax: (212) 983-3115

Attention: Ivor Elrifi, Esq.

(b)                        if to Seller,

Bristol-Myers Squibb Company

345 Park Avenue

New York, New York 10154-0037

Attention:                                         General Counsel

with a copy to:

Bristol-Myers Squibb Pharmaceutical Group

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention:                                         Vice President and Associate General Counsel,

Transactional Practice Group

SECTION 11.07. Interpretation; Exhibits, Seller Disclosure Schedule and Other Schedules; Certain Definitions. (a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such. amendments, supplements or modifications set forth therein), (ii) the words “herein”,. “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections, Appendices, Exhibits or Schedules shall be construed to refer to Articles, Sections, Appendices, Exhibits and Schedules of this Agreement and (iv) the headings contained in this Agreement, the Seller Disclosure Schedule, other Schedules or any Appendix or Exhibit and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Seller Disclosure Schedule shall be deemed set forth for all purposes of the Seller” Disclosure Schedule to the extent relevant and reasonably apparent. The Seller Disclosure Schedule, all other Schedules and all Appendices and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in MI herein. Any capitalized terms used in the Seller Disclosure Schedule, any other Schedule or any Appendix or Exhibit annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)                           For all purposes hereof:

“Accounts Payable” means all accounts payable and liabilities, obligations and commitments, regardless of when asserted, billed or imposed, of Seller or the Selling Affiliates as of the end of the day immediately prior to the Closing Date.

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or the Selling Affiliates as of the end of the day immediately prior to the Closing Date, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered prior to the day immediately prior to the Closing Date and the full benefit of any security for such accounts or debts.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; and for the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have ‘ meanings correlative to the foregoing.

“Assumption Agreement” means the assumption agreement to be executed by Purchaser to evidence its assumption of the Assumed Liabilities.

“Bill of Sale” means a bill of sale and assignment with respect to the Acquired Assets.

“BLA” means a Biologic License Application, as defined in the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder.

“BMS Prior Manufacturing Costs” means $400,000.00 of manufacturing costs to which the Seller has committed for the month of June, 2012.

“business day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the City of New York.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending March 31, June 30, September 30 and December 31.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

“Commencement of a Phase lib Clinical Trial” means the first dosing of the Product in a human patient in a Phase II Clinical Trial, designed to support and immediately precede the initiation of a Phase III Clinical Trial program without any , further Phase II Clinical Trials, to evaluate the dose-dependent effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or condition under study and to determine the common side effects and risks associated with the pharmaceutical product. For purposes of this Agreement, in cases where a Phase IIb/III Clinical Trial precedes any Phase IIb Clinical Trial for the Product, the first dosing of the Product in a human patient in a Phase IIb/III Clinical Trial shall be deemed to be the “Commencement of a Phase IIb Clinical Trial” for the Product.

“Commencement of a Phase III Clinical Trial” means the first dosing of the Product in a human patient in human clinical trial of the Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions and

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Approval of the Product, as described in 21 C.F.R. 312.21(c) for the United States, or a similar clinical study prescribed by the applicable Governmental Entity in a foreign country. For purposes of this Agreement, in the case where a Phase IIb/III Clinical Trial precedes any Phase III Clinical Trial for the Product, the first dosing of the Product in a human patient following the review of interim data and decision to extend the period of such Phase IIb/III Clinical Trial in order to provide sufficient evidence of safety and efficacy to be included as a Phase III Clinical Trial in filings with the applicable Governmental Entity shall be deemed to be the “Commencement of a Phase III Clinical Trial” for the Product.

“commercially reasonable and diligent efforts” means that level of effort which, consistent with the exercise of prudent scientific and business judgment, is applied by Purchaser to its other therapeutic products at a similar stage of development and With similar commercial potential.

“Dollars” or “$” means lawful money of the United States of America.

“Environmental Law” means any notice of liability, inquiry or violation, Law or Injunction issued by or entered into with any Governmental Entity, relating to pollution, protection of the environment or human health or the preservation or restoration of natural resources.

“Environmental Liability” means any Liability, loss, demand, claim or cost, contingent or otherwise (including any Liability for judgments, orders, damages, costs of investigation, remediation or monitoring, medical monitoring, natural resources damages, fines, penalties, professional fees, or settlements), and relating to, arising under or resulting from (a) any actual or alleged (i) compliance or noncompliance with any Environmental Law or Environmental Permit, (ii) generation, use, storage, management, treatment, transportation or disposal of any Hazardous Material or (iii) presence, Release or threatened Release of, or exposure to, any Hazardous Material (including any exposure of any Business Employee, Former Business Employee, Transferred Employee or foriner employee or independent contractor of the Transferred Entities or the Business to Hazardous Materials) or (b) any contract, agreement, or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any certificate, consent, permit, license, registration, approval or other authorization issued under or pursuant to Environmental Laws or otherwise relating to the use, emission or discharge of Hazardous Materials.

“First Commercial Sale” means, with respect to the Product, the first sale for use or consumption by the general public of the Product in any country in the Territory after Approval of the Product has been granted, or such marketing and sale is otherwise permitted, by the applicable Governmental Entity of such country.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Material” means any hazardous, toxic or deleterious chemical, material, substance or waste, including radioactive, explosive, medical or biohazardous materials or wastes, petroleum and its byproducts and distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or urea formaldehyde foam insulation.

“including” means including, without limitation.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

“IP Assignment Documents” means with respect to any Transferred Intellectual Property, intellectual property (patent, trademark, copyright and domain name assignments, as applicable) assignments of such Transferred Intellectual Property.

“knowledge of Seller” means the current actual knowledge of (i) Maureen Gibbons, Senior Corporate Counsel, Intellectual Property — Patents, of Seller, (ii) Brian Heaphy, Director, Strategic Transactions, of Seller, and (iii) Joseph M. Patti, General Manager, Chief Scientific Officer, and Senior Vice President, Research & Development, Inhibitex, Inc.

“Manufacturing Knowhow” means knowhow, technology, data, designs, process and methods relating to the manufacture and production of products.

“Marketing Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Governmental Entity sufficient.for the manufacture, distribution, use and sale of the Product in such jurisdiction in accordance with applicable Laws.

“Material Adverse Effect” means any change, effect, event or occurrence or state of facts that individually or taken together with other changes, effects, events or occurrences or state of facts, (i) is, or would reasonably be expected to be, materially adverse to the Business, the Product and the Acquired Assets, taken as a whole or (ii) would prevent or materially impede, interfere with, hinder or delay the consummation by Seller of transactions contemplated by this Agreement, other than, with respect to any’ change, effect, event or occurrence or state of facts having the results described in the foregoing clause (i), any change, effect, event or occurrence or state of facts relating to (A) economic, financial market or geographical conditions in general (including national or international conditions), (B) changes in Applicable Law or GAAP or other applicable accounting regulations or principles or interpretations thereof, (C) changes in conditions generally affecting the pharmaceutical or biotechnology industries, (D) the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement, (E) any acts or omissions of Seller or any of its Affiliates taken after the date of this Agreement with the prior written consent of Purchaser pursuant to Section 5.02, (F) any changes in global or national political conditions, (G) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergency or any escalation thereof or (H) any of the matters described in Section 4.11 of the Seller Disclosure Schedule.

“NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any equivalent application submitted to any other health authority.

“Net Sales” means, with respect to the Product, the amount billed by Purchaser or an Affiliate of Purchaser for sales of Product in arm’s length transactions to Third Parties, after deduction (if not already deducted in the amount invoiced) of the following items with respect to sales of the Product:

(a)                        trade, cash, and/or quantity discounts, charge-back payments and rebates actually taken and allowed (including, without limitation, cash discounts and quantity discounts), charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to wholesalers, chains and pharmacy buying groups (a “Discount”);. provided however, that where any such Discount is based on sales of a bundled set of products in which the Product is included, and in which the individual Discount for the Product is not itemized or otherwise determinable, the Discount shall be allocated to the Product on a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

unit volume) of the Product relative to the sales value contributed by the other constituent products in the relevant bundled set, with respect to such sale;

(b)                        credits or allowances given or recorded for rejection or return of • previously sold Product (including, without limitation, returns of the Product in connection with recalls or withdrawals);

(c)                         any tax, tariff, duty, surcharges or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the exportation, sale, transportation or delivery of the Product to the extent not paid by a Third Party;

(d)                        freight out, postage, shipping and insurance charges for delivery of the Product if separately set out on the invoice; and

(e)                         amounts written off by reason of uncollectible debt

Net Sales and all of the foregoing deductions from the gross invoiced sales prices of the Product shall be determined in accordance with Purchaser’s standard accounting procedures and in accordance with GAAP in each case consistently applied. In the event Purchaser or its Affiliates make any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments shall be reported and reconciled with the next report and payment of any royalties due under Article 5. The Product shall be considered “sold” when it is invoiced, shipped or paid for, whichever shall occur first.

Net Sales shall not include any payments among a Party, its Affiliates and Sublicensees. For sake of clarity and avoidance of doubt, sales by Purchaser, its Affiliates or Sublicensees of the Product to a Third Party distributor or wholesaler shall be considered a sale to a Third Party customer.

“Other Transaction Documents” means (i) the Bill of Sale, (ii) the Assumption Agreement and (iii) the IP Assignment Documents.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Phase II Clinical Trial” means a human clinical trial of the Product, the principal purpose of which is a determination of preliminary short-term safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) for the United States, or a similar clinical study prescribed by the applicable Governmental Entity in a foreign country.

“Phase IIb/III Clinical Trial” means a human clinical trial of a compound or product, the principal purpose of which is a further determination of efficacy and safety, in the target population, at the intended clinical dose or ranges of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of the Product (dose and dose regimen) prior to the initiation of the pivotal Phase III Trials, and which itself provides sufficient evidence of safety and efficacy to be included as a Phase III Trial in filings with Governmental Entities.

“Prime Rate” means the rate of interest from time to time publicly announced by Citibank, N.A. in its New York City office as its prime or base rate, calculated on the basis of the actual number of days elapsed over three hundred sixty five (365).

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Product Formulae” means the specific percentages and specifications for the mixing and preparation of the ingredients used in the manufacture of the Product, taken as a whole and not in part. For the avoidance of doubt, (a) the Product Formulae does not include Manufacturing Knowhow associated with the manufacture of the Product to which such Product Formulae relates and (b) does not refer separately to a particular ingredient or specification or combination of ingredients and/or specifications that do not comprise the entire, specific Product Formulae.

“Regulatory Filing” means the acceptance by the FDA of the filing of a BLA or an NDA for the Product, the filing with the European Agency for the Evaluation of Medicinal Product, or any successor agency thereto (the “EMEA”), of a marketing authorization application (“MAA”) for the Product under the centralized European procedure or if the centralized EMEA filing procedure is not used, a filing of the MAA for the Product in any European country, or any similar filing in any other country as prescribed by the applicable Governmental Entity in such country.

“Selling Affiliate” means each Affiliate of the Seller identified in Section 1(a)(i) of the Seller Disclosure Schedule.

“Sublicensee” means any person to whom or which the Product is licensed from Purchaser.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

“United States” means the United States of America, including its territories and possessions (excluding all military bases and other military installations outside of the continental United States, Alaska, Hawaii and Washington, D.C.).

“Valid Claim” means a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue).

(f) The following terms have the meanings given such terms in the Sections set forth below:

Term	Section
Accounting Firm	2.02(b)
Accounts Payable	11.07(b)
Accounts Receivable	11.07(b)
Acquired Assets	1.05(a)
Acquisition	1.01
Affiliate	11.07(b)
Applicable Laws	4.09
Assumed Liabilities	1.06(a)
Base Purchase Price	1.01
Benefit Plan	4.12(a)
BMS Names	7.03

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Term	Section
business day	11.07(b)
Calendar Quarter	11.07(b)
Calendar Year	11.07(b)
Closing	2.01
Closing Date	2.01
Code	4.03(a)
Commencement of a Phase IIb Clinical Trial	11.07(b)
Commencement of a Phase III Clinical Trial	11.07(b)
commercially reasonable and diligent efforts	11.07(b)
Confidentiality Agreement	7.01
Contracts	1.05(a)(iii)
Control	11.07(b)
Determination Period	1.02(d)
DOJ	8.05
Dollars	11.07(b)
Employee Benefit Plan	4.12(a)
Environmental Law	11.07(b)
Environmental Liabilities	11.07(b)
Environmental Permit	11.07(b)
Excluded Assets	1.05(b)
Excluded Contracts	1.05(b)(vi)
Excluded Environmental Permits	1.05(b)(vii)
Excluded Intellectual Property	1.05(b)(iii)
Excluded Inventory	1.05(b)(iv)
Excluded Liabilities	1.06(b)
Excluded Miscellaneous Rights	1.05(b)(v)
Excluded Permits	1.05(b)(vii)
Excluded Records	1.05(b)(viii)
Excluded Tax Liability	1.06(b)(ii)
FDA	7.04
GAAP	11.07(b)
Governmental Entity	3.0 1 b
Hazardous Material	11.07(b)
including	11.07(a)
indemnified part	9.06
Knowledge of Seller	11.07(b)
Liabilities	1.03(a)
Liens	4.02(a)
Losses	9.01
Manufacturing Knowhow	11.07(b)
Marketing Approval	11.07(b)
Material Adverse Effect	11.07(b)
Milestone Event	1.02(a)
Milestone Payment	1.02(a)
NDA	11.07(b)

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Term	Section
Net Sales	11.07(b)
Notice of Disagreement	2.02(b)
Other Transaction Documents	11.07(b)
Permits	1.05(a)(iv)
Permitted Liens	4.04
Person	11.07(b)
Personal Property	1.05(a)(viii)
Phase II Clinical Trial	11.07(b)
Phase IIMII Clinical Trial	11.07(b)
Post-Closing Tax Period	4.03(a)
Pre-Closing Tax Period	4.03(a)
Prime Rate	11.07(b)
Product Formulae	11.07(b)
Product Patent Rights	1.03(c)
Product	1.02(a)
Purchase Price	1.01
Purchaser	Preamble
Records	1.05(a)(v)
Regulatory Filing	11.07(b)
Royalty Payment	1.03
Royalty Term	1.03(c)
Term	Section
Scientific Expert	1.02(d)
Selected Scientific Expert	1.02(d)
Seller	Preamble
Seller Disclosure Schedule	Article IV
Selling Affiliate	11.07(b)
Statement	2.02(a)
Straddle Period	8.06(d)
Sublicensee	11.07(b)
Tax	4.03(a)
Taxes	4.03(a)
Technology	1.05(a)(i)(D)
Third Party Claim	9.06
Transfer Taxes	1.06(a)(v)
Transferred Contracts	1.05(a)(iii)
Transferred Environmental Permits	1.05(a)(v)
Transferred Intellectual Property	l.05(a)(i)
Transferred Invento	1.05(a)(ii)
Transferred Patents	1.05(a)(i)(A)
Transferred Permits	1.05(a)(iv)
Transferred Personal Property	1.05(a)(viii)
Transferred Records	1.05(a)(vi)
United States	11.07(b)
Valid Claims	11.07(b)

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECTION 11.08. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

SECTION 11.09. Entire Agreement. This Agreement, the Technology License Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the Technology License Agreement or in the Confidentiality Agreement.

SECTION 11.10. Fees. Purchaser hereto hereby represents and warrants that no brokers or finders that have acted for Purchaser in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder’s fee or commission in respect thereof.

SECTION 11.11. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to. any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 11.12. Consent to Jurisdiction. Each of Purchaser and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Technology License Agreement or any transaction contemplated hereby or thereby. Each of Purchaser and Seller agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address(es) set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 12.12. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Technology License Agreement or the transactions contemplated hereby or thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 11.13. Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Technology License Agreement or any transaction contemplated hereby or thereby. Each party hereto (a) certifies that no representative, \ agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Technology License Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.13.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECTION 11.14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

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CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Demetrios Kydonieus
Name: Demetrios Kydonieus
Title: Vice President, Strategy, Alliances & Transactions

SYNERGY PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob
Name: Gary S. Jacob
Title: President and Chief Executive Officer